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                        [LETTERHEAD OF ARTHUR ANDERSEN]



                                                                      EXHIBIT 15



January 25, 2000



Board of Trustees and Shareholders of
ProLogis Trust:

We are aware that ProLogis Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-39797,
333-38515, 333-52867, 333-26597, 333-74917, 333-75893 and 333-79813 its Form 10-
Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, which includes our reports dated May 13, 1999, August 11, 1999 and November 10, 1999, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ ARTHUR ANDERSEN LLP